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                      JEFFERSON BANCSHARES, INC. ANNOUNCES
                          COMPLETION OF ACQUISITION OF
                       STATE OF FRANKLIN BANCSHARES, INC.

                    RESULTS OF ANNUAL MEETING ALSO ANNOUNCED

         Morristown, Tennessee -- October 31, 2008 -- Jefferson Bancshares, Inc. (Nasdaq: JFBI)(the "Company") announced today that it has completed its previously announced acquisition of State of Franklin Bancshares, Inc. Pursuant to the terms of the Agreement and Plan of Merger by and between Jefferson Bancshares, Inc. and State of Franklin Bancshares, Inc., shares of State of Franklin Bancshares will be converted into either $10.00 in cash or 1.1287 shares of Jefferson Bancshares common stock. The total merger consideration will consist of approximately $4.3 million in cash and 736,000 shares of Jefferson Bancshares stock.

         In connection with the merger, Jefferson Federal Bank, the wholly owned subsidiary of Jefferson Bancshares, Inc., has merged with and into State of Franklin Savings Bank, the wholly owned subsidiary of State of Franklin Bancshares, Inc. The resulting institution will continue to operate as a Tennessee chartered savings bank under the name "Jefferson Federal Bank."

         The Company also announced the results of its annual meeting of shareholders held on October 30, 2008, at which Directors William T. Hale and John F. McCrary, Jr. were each re-elected to serve a three-year term on the Board of Directors and shareholders ratified the appointment of Craine, Thompson & Jones, P.C. as the Company's independent registered public accounting firm. A shareholder proposal to pursue a sale or merger of the Company was soundly defeated.

         Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Sullivan and Washington Counties, Tennessee. The Company's stock is listed on the NASDAQ Global Market under the symbol "JFBI." More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: www.jeffersonfederal.com.